SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event
reported): August 27, 2001

Emerson Electric Co.
(Exact Name of Registrant as Specified in Charter)
Missouri	1-278	43-0259330
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
8000 West Florissant Avenue St. Louis, Missouri		63136
(Address of Principal Executive Offices)		(Zip Code)
Registrant's telephone number, including area code: (314) 553-2000

Item 9.     Regulation FD Disclosure.

        The following information is furnished pursuant to Regulation FD.

Emerson GAAP Underlying Orders - 13 Month Summary
(Percent change.    Trailing 3-month average versus prior year.)

	Jul. '00	Aug. '00	Sep. '00	Oct. '00	Nov. '00
Industrial Automation	+0-5	+0-5	flat	-5-0	-5-0
HVAC	+5-10	+5-10	+0-5	flat	-5-0
Electronics and Telecom	+>30	+>30	+>30	+>30	+30
Appliance and Tools	+0-5	-5-0	-5-0	flat	-5-0
Process Control	flat	+0-5	+0-5	+0-5	+0-5
Total Emerson	+5-10	+5-10	+5	+5	+5

	Dec. '00	Jan. '01	Feb. '01	Mar. '01	Apr. '01
Industrial Automation	-5-0	+0-5	flat	-5-0	-10-5
HVAC	+0-5	+0-5	+5	-5-0	-5-0
Electronics and Telecom	+25-30	+10-15	-5-0	->20	->20
Appliance and Tools	-5-0	-5-0	-5	-10-5	-10-5
Process Control	+0-5	+10-15	+15	+15-20	+15-20
Total Emerson	+5-10	+5-10	+0-5	-10-5	-10-5

	May '01	Jun. '01	Jul. '01
Industrial Automation	-10-5	-10-5	-15-10
HVAC	-5-0	-10-5	-15-10
Electronics and Telecom	->20	->20	->30
Appliance and Tools	-10-5	-5	-10-5
Process Control	+10-15	+15-20	+15-20
Total Emerson	-10-5	-15-10	-20-15

July `01 Order Comments:

Industrial Automation orders reflect increased weakness in the U.S. industrial goods markets, unfavorable currency comparisons and reduced demand in Europe and Asian markets.

HVAC orders reflect a sharp decline in U.S. demand for residential air conditioning and commercial and industrial refrigeration and air conditioning products, as well as continued soft demand in Europe. Current U.S. demand is being primarily serviced from distributor inventory versus new production. Asia demand remains strong.

Electronics and Telecom orders continue to reflect the broad weakness in the computing and telecom equipment markets.

Appliance and Tools orders reflect continued weakness in motor and appliance components demand, along with continued soft demand in the tools area.

Process orders reflect strong growth in PlantWeb and Emerson Performance Solutions, widespread strength among control, valve and measurement products, and overall increases in capital spending by customers in key end markets.

Upcoming Investor Events

On Tuesday, November 6, 2001, Emerson will issue the Company’s fourth quarter and fiscal year 2001 results. A conference call with investors regarding the quarter will be held at approximately 1:30 p.m. Eastern Time. An audio web cast of this call will be available through the Investor Relations area of the corporate web site, www.gotoemerson.com, and a recording will be archived for approximately three days afterward. Updates to this release or further details of upcoming events will be posted in the Calendar of Events area in the Investor Relations section of the corporate web site as they occur.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERSON ELECTRIC CO. (Registrant)
Date: August 27, 2001	By:	/s/ H. M. Smith
H. M. Smith Assistant General Counsel and Assistant Secretary